Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytori Therapeutics, Inc:

We consent to the use of our reports dated March 12, 2010, with respect to the consolidated balance sheets of Cytori Therapeutics, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting of Cytori Therapeutics, Inc. as of December 31, 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements dated March 12, 2010 refers to a change in the Company’s method of accounting for certain warrants due to the adoption of a new accounting pronouncement in 2009.

/s/ KPMG LLP

San Diego, California
October 7, 2010